Exhibit 99.1

NEWS RELEASE	Contact:	Timothy McKenna
For Immediate Release		tmckenna@rocksp.com
Phone: 609-734-6430

Rockwood and Kemira Agree to Form TiO2 Joint Venture

Princeton, NJ, May 21, 2008—Rockwood Holdings, Inc. (NYSE: ROC) and Kemira Oyj (OMX: KRA1V) today announced they have agreed to form a joint venture that will be one of the world’s leading producers of specialty TiO2 pigments.

The joint venture will combine Rockwood’s TiO2 pigments and functional additives business, including its production facilities in Duisburg, Germany, and Kemira’s TiO2 business, including Kemira’s TiO2 plant in Pori, Finland.  Rockwood’s business, Sachtleben Chemie, is the leading producer of specialty TiO2 pigments for the synthetic fiber industry.  Kemira is a leading producer of specialty TiO2 pigments for packaging inks and specialty TiO2 grades for the cosmetics, pharmaceutical and food industries.  The production facilities of both companies are based on the sulphate process, and both have strong capabilities in the development of nanoparticles for specialty applications.  Rockwood will retain ownership of Sachtleben’s water treatment business.

The joint venture will purchase Rockwood’s Sachtleben business and Kemira’s TiO2 pigments business and will finance the venture with a 300 million Euro term loan and a 30 million Euro revolving loan.  The joint venture will be headquartered in Germany and be 61 percent owned by Rockwood and 39 percent owned by Kemira.   The joint venture had pro forma revenues of approximately 556 million Euros for 2007.

Commenting on the new venture, Seifi Ghasemi, chairman and chief executive officer of Rockwood, said, “This joint venture is a strategically important step that combines two of the best TiO2 production facilities in Europe.  It joins our capabilities with a partner who has a strong reputation for quality and service and a well-established expertise in specialty products that are complementary to our own expertise in the fibers market.  The joint venture enables us to expand our specialty TiO2 product offering, increase our ability to meet customer needs and continue to grow our business at our targeted rates.”

Mr. Ghasemi also said that Professor Dr. Wolf-Dieter Griebler, president of Rockwood’s TiO2 business, Sachtleben, will head the new joint venture.  “His expertise and industry experience will help us achieve our goals,” he said.

The formation of the joint venture is subject to regulatory approval.  The parties expect to close the joint venture in the third quarter.

The financing for the venture has been arranged by Nordea and SEB.

Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 9,500 people and annual net sales of approximately $3.1 billion. The company focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

Kemira Oyj, headquartered in Helsinki, Finland, is  a global chemicals group with leading positions in selected customer segments. Kemira´s four business areas, Kemira Pulp & Paper, Kemira Water, Kemira Specialty and Kemira Coatings, provide customers with complete solutions, expertise and premium quality products. Kemira serves the pulp & paper industry, water treatment, paint business and chemical industry. In 2007, Kemira recorded revenue of approximately EUR 2.8 billion and had a staff of 10,000. Kemira operates in 40 countries.

* * *

The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s 2007 Form 10-K on file with the Securities and Exchange Commission.  Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

# # #